Exhibit 99.1

NETGEAR

NEWS RELEASE

NETGEAR Announces Asset Acquisition of CP Secure, Inc.

Addition of Integrated Security Platform Enables Networking Company to Expand Lineup of Security Solutions for Small and Medium Businesses

SAN JOSE, Calif. - September 22, 2008 - NETGEAR®, Inc. (NASDAQGM: NTGR), a worldwide provider of technologically advanced, branded networking products, today announced the execution of a definitive agreement to acquire the assets of privately-held CP Secure, Inc.

Founded in 2002 and with an established engineering center in Nanjing, China, CP Secure is a leading provider of integrated security solutions that protect organizations from Internet-originated web and email based malware threats. Its CSG family of products delivers network protection, web filtering and email security in an easy-to-deploy, intuitive and feature-rich platform. CP Secure's patent-pending stream-based scanning technology enables real-time scanning of high-volume web and email traffic without degrading network performance, achieving up to five times better scanning performance than its competitors.

Under the terms of the agreement, NETGEAR will pay $14.0 million in cash for CP Secure's assets. CP Secure will receive a total additional payout of up to $3.5 million in cash following closure of the acquisition if it achieves certain specified objectives. The acquisition is subject to various standard closing conditions and is expected to close in the fourth quarter. Following completion of the transaction, CP Secure's Chief Executive Officer, Shuang Ji, will become NETGEAR's Vice President of Engineering for security products.

"As SMBs increasingly rely on web 2.0 and email applications to conduct business with customers, partners, and vendors alike, SMBs are increasingly seeking effective and easy-to-administer integrated solutions to safeguard their networks and applications from Internet threats and ensure business continuity," said Patrick Lo, Chairman and CEO of NETGEAR. "CP Secure's offerings complement our current network security offerings, which include the NETGEAR ProSafe® Wired and Wireless VPN Firewalls and Secure-Socket-Layer (SSL) VPN Concentrator. With an expanded security solution lineup that will incorporate CP Secure's integrated platform, we can provide organizations with robust, comprehensive, zero-hour protection for their network, web access and email traffic. We also believe that the easy-to-deploy, easy-to-administer and real-time scanning performance features of the CP Secure solution will resonate with our target small and medium business customers."

"Since its inception, CP Secure has continuously innovated new security products and technologies, such as our patent-pending real-time scanning feature,"said Shuang Ji, CEO of CP Secure. "Today, enterprises and public institutions worldwide such as Philips Intermagnetics and the Oregon Department of Environmental Quality depend on the CP Secure integrated security platform to protect their networks and applications. By leveraging NETGEAR's leading brand name and global distribution channel and supply chain relationships, we believe we will be able to offer CP Secure's enterprise-level security features to SMBs who are exposed to the same security threats as enterprises, and can and should expect the same degree of comprehensive network protection."

Under the terms of the transaction, NETGEAR is acquiring a select team of CP Secure employees, including its Nanjing engineering center with over 40 engineering professionals, its pending patents, proprietary technologies, customer base, current products, and products in development. NETGEAR intends to release a full line of NETGEAR ProSecure™ security appliances for web, email and unified threat management incorporating CP Secure's platform within the next 12 months. The addition of CP Secure's seasoned engineering team forms a dedicated, world-class group focused on hardware, software, and technology for network security appliances.

About CP Secure, Inc.

CP Secure, Inc. is a leading manufacturer of gateway content security appliances. The company protects all-sized organizations from network based malware through innovative technologies, effective products and solid support. For more information about CP Secure, Inc., please visit www.cpsecure.com.

About NETGEAR, Inc.

NETGEAR (NASDAQGM: NTGR) designs technologically advanced, branded networking solutions that address the specific needs of small and medium business and home users. The Company's product offerings enable users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. As an ENERGY STAR® partner, NETGEAR offers products that prevent greenhouse gas emissions by meeting strict energy-efficiency specifications set by the U.S. government. NETGEAR is headquartered in San Jose, Calif. For more information, visit the company's Web site at http://www.netgear.com or call (408) 907-8000.

© 2008 NETGEAR, Inc. NETGEAR, the NETGEAR Logo, ProSafe and ProSecure are trademarks or registered trademarks of NETGEAR, Inc. in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. Information is subject to change without notice. All rights reserved.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the anticipated acquisition of the assets of CP Secure, Inc. and the timing of such transaction, the contribution of CP Secure's platform, technology and engineering team to NETGEAR's future business and product lines, and the expected performance characteristics, specifications, market acceptance, market growth, specific uses, user feedback and market position of NETGEAR's products and technology are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management's current expectations and are subject to certain risks and uncertainties, including, without limitation, the following: the consummation of the acquisition of CP Secure, Inc. depends upon the satisfaction of a number of closing conditions which may not be met, NETGEAR may not be successful in integrating CP Secure's platform, technology and engineering team, the actual price, performance and ease of use of CP Secure's security solution may not met the price, performance and ease of use requirements of customers, product performance may be adversely affected by real world operating conditions, new viruses or Internet threats may develop that challenge the effectiveness of security features in NETGEAR's products, the ability of NETGEAR to market and sell its products and technology, the impact and pricing of competing products and the introduction of alternative technological solutions. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled "Part II - Item 1A. Risk Factors", pages 28 through 38, in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008, filed with the Securities and Exchange Commission on August 8, 2008. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts:
Joseph Villalta The Ruth Group (646) 536-7003 jvillalta@theruthgroup.com

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